UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2013

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 14, 2013, TheStreet, Inc, (the “Company”) and James Cramer entered into an amended and restated employment agreement with a new four-year term (the “Agreement”). Pursuant to the Agreement, Mr. Cramer will author articles for the Company’s publications, provide online video content for the Company’s websites, and provide reasonable promotional and other services, subject to his personal and professional availability, effective December 1, 2013 through December 31, 2017.

In consideration for providing these services, Mr. Cramer will receive a royalty based on the total net revenues of certain of the Company’s subscription products. The total royalty payment for each calendar year during the term, commencing with 2014, will not be less than $2.5 million. Effective January 1, 2014, the Company will pay Mr. Cramer a monthly draw against the annual royalty payment. To the extent the royalty calculated for a calendar quarter exceeds the sum of the monthly draws actually paid to Mr. Cramer for the same calendar quarter, the Company will pay Mr. Cramer the unpaid portion of the royalty calculated for such calendar quarter within 30 days following the end of such calendar quarter. In addition, during the term of the Agreement, commencing with calendar year 2014, the Company will pay Mr. Cramer an annual license fee in the amount of $300,000 for the use of his name and likeness.

Mr. Cramer will also receive restricted stock units (“RSUs”) under the Company’s 2007 Performance Incentive Plan worth $3,000,000, as follows: Effective December 2, 2013, Mr. Cramer will be granted RSUs with respect to a number of shares of the Company’s common stock, par value $.01 (“Common Stock”), equal to the lesser of (x) 1,000,000 or (y) $3,000,000 divided by the December 2, 2013 closing price for a share of Common Stock, as reported in the Wall Street Journal. This RSU award will be payable in shares of Common Stock and will vest and become payable in 25% installments on December 31 of each of 2014, 2015, 2016 and 2017, subject to Mr. Cramer’s continued service through each such vesting date and other terms as set forth in the applicable award agreement. If the value of the first RSU award is less than $3,000,000, then as soon as practicable after January 1, 2014, Mr. Cramer will be granted additional RSUs with respect to a number of shares of Common Stock equal to (x) $3,000,000 less (1,000,000 multiplied by the December 2, 2013 closing price for a share of Common Stock, as reported in the Wall Street Journal) divided by (y) the closing price for a share of Common Stock, as reported in the Wall Street Journal, on the date of grant of the second RSU award. The second RSU award will have the identical vesting and other terms and conditions as the first RSU award. Upon (i) the consummation of a “change of control” of the Company, (ii) a termination of Mr. Cramer’s employment by the Company without “cause” or (iii) Mr. Cramer’s resignation for “good reason” (as such terms are defined in the Agreement or the award agreement, as applicable), all of the unvested RSUs held by Mr. Cramer will become fully vested.

Mr. Cramer has agreed that, during the term of the Agreement and, if, during the term of the Agreement, either the Company terminates Mr. Cramer’s employment for cause or Mr. Cramer resigns without good reason, for a period of 18 months following such termination of employment, he will not author articles or columns for any other digital financial publication that competes with the Company without first obtaining the Company’s consent. In addition, subject to certain exceptions, during the term of the Agreement and for a period of 18 months after the cessation of his employment, he will not solicit for employment, in any business enterprise or activity, any person who was employed by the Company during the six months prior to the cessation of his employment.

The Agreement may be terminated by the Company for cause, by Mr. Cramer for good reason, upon Mr. Cramer’s death or disability, or upon the dissolution or liquidation of the Company.

In determining Mr. Cramer’s compensation, the Company’s Compensation Committee consulted with its independent compensation consultant, Frederick W. Cook. Among other things, the Company and its consultant considered Mr. Cramer’s unique role as the founder of the Company, his status as a well-known American television personality and author of financial advice, his development of the Company’s brand and the competitive pay for similarly situated individuals. The Compensation Committee determined that the total compensation that may be paid to secure Mr. Cramer’s services over the next four years is necessary and appropriate.

Other than as described above, the provisions of Mr. Cramer’s prior employment agreement generally continue. The foregoing description of the Agreement is qualified in its entirety by the Agreement, to be filed at a later date.

Item 7.01 Regulation FD Disclosure

On November 19, 2013, the Company issued a press release with respect to the Agreement with Mr. Cramer described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and in incorporated herein by reference.

The information furnished on this Form 8-K, including the exhibit attached, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by TheStreet entitled “Jim Cramer Renews The Street Contract Through 2017” dated November 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC.

Date: November 19, 2013
	By:	/s/ John C. Ferrara
John C. Ferrara
Chief Financial Officer